Exhibit 1A-6.4

SHARE PURCHASE AGREEMENT

(AGREEMENT TO SALE)

relating to 51 percent of the equity share capital of

ALPHA MAIER PRIVATE LIMITED

Dated July 16, 2026

PARTIES

This Share Purchase Agreement (this "Agreement") is entered into on July 16, 2026 by and among:

(1) UM AUTOCOMP PRIVATE LIMITED, a private limited company incorporated under the laws of India, having its registered office at Gurugram, Haryana, India (the "Seller");

(2) TEJASCORE TECHSYSTEM PRIVATE LIMITED, a private limited company incorporated under the Companies Act, 2013, with Corporate Identification Number U29300UP2025FTC239962, having its registered office at C-25, Sector 8, Noida, Gautam Buddha Nagar, Uttar Pradesh 201301, India (the "Purchaser"); and

(3) TEJASCORE TECHSYSTEMS INC., a corporation incorporated under the laws of the State of Wyoming, United States, having its principal office at 1031 Ives Dairy Road #53, Suite 228, Miami, FL 33179, United States, the sole shareholder of the Purchaser, solely in its capacity as confirming party with respect to the obligations expressly assumed by it in this Agreement (the "Confirming Party").

The Seller, the Purchaser, and the Confirming Party are together referred to as the "Parties" and each individually as a "Party."

RECITALS

(A) Alpha Maier Private Limited, a private limited company incorporated under the laws of India, with Corporate Identification Number U35990DL2010PTC202385, having its registered office at New Delhi, India (the "Company"), is an automotive plastics and components manufacturer operated as a joint venture between the UM group and Maier, S. Coop., a cooperative society organized under the laws of Spain ("Maier"). The Seller holds equity shares constituting 51 percent of the issued and paid up equity share capital of the Company, and Mikeldi Inversiones, S.L.U., an affiliate of Maier ("Mikeldi"), holds the remaining 49 percent.

(B) The Parties and their affiliates exchanged preliminary offer documents, including a revised offer and counter offer dated November 23, 2025 (the "Preliminary Offer Documents"), pursuant to which consideration was agreed under a defined EBITDA based valuation methodology and deposits were paid into escrow. This Agreement constitutes the definitive agreement to sale contemplated by the Preliminary Offer Documents and supersedes the Preliminary Offer Documents, except as expressly provided in this Agreement with respect to deposits.

(C) The Confirming Party has filed with the United States Securities and Exchange Commission an offering statement on Form 1-A under Tier 2 of Regulation A for the offering of up to 50,000,000 shares of its common stock at $1.00 per share (the "Offering"), the proceeds of which will be contributed to the Purchaser in compliance with Indian foreign direct investment policy and the Foreign Exchange Management Act, 1999 ("FEMA"), and applied by the Purchaser to pay the Consideration.

(D) The transfer of the Sale Shares is subject to a right of first refusal in favor of Maier and its affiliate Mikeldi under the joint venture arrangements and the articles of association of the Company. Following Closing, Mikeldi will continue to hold 49 percent of the equity share capital of the Company, and the Company will continue to operate under its existing technology licensing and technical assistance arrangements with the Maier group.

1. DEFINITIONS AND INTERPRETATION

1.1. In this Agreement: "Business Day" means a day other than a Saturday, Sunday, or public holiday on which banks are open for general business in New Delhi, India and Miami, Florida, United States; "Closing" means completion of the sale and purchase of the Sale Shares under Section 5; "Encumbrance" means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre emption, third party right or interest, or other encumbrance or security interest of any kind; "Escrow Agent" means North Capital Private Securities Corporation, as escrow agent under the escrow arrangements for the Offering; "Long Stop Date" has the meaning given in Section 8.1; "Reference Rate" means, for any date, the Indian Rupee per U.S. dollar rate published in the Federal Reserve Statistical Release H.10 for the second Business Day preceding such date, or if not published for such day, the most recently published such rate; and "Sale Shares" means all of the equity shares of the Company held by the Seller, constituting 51 percent of the issued and paid up equity share capital of the Company on a fully diluted basis.

1.2. Headings are for convenience only and do not affect interpretation. References to Sections are to sections of this Agreement. The singular includes the plural and vice versa.

2. SALE AND PURCHASE

2.1. Subject to the terms and conditions of this Agreement, the Seller agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase and acquire from the Seller, the Sale Shares, free and clear of all Encumbrances, together with all rights attaching to them at Closing, including the right to receive all dividends and distributions declared, made, or paid on or after the Closing.

2.2. The sale and purchase under this Agreement involves existing shares of the Company only. The share capital of the Company is unchanged by the transactions contemplated by this Agreement, and the Consideration is payable to the Seller. Upon Closing, the Purchaser will hold a controlling interest of 51 percent of the equity share capital of the Company.

3. CONSIDERATION

3.1. The aggregate consideration for the Sale Shares (the "Consideration") is the Indian Rupee equivalent, determined at the Reference Rate as of the Closing, of US$8,210,000, and has been determined under the EBITDA based valuation methodology agreed between the parties in the Preliminary Offer Documents.

3.2. The Consideration shall be paid at Closing in immediately available funds to the bank account notified by the Seller, from proceeds of the Offering released from escrow upon satisfaction of the milestone release conditions applicable to the Company stage, being: (i) execution and effectiveness of this Agreement; (ii) satisfaction or waiver of the conditions in Section 4; (iii) receipt of required regulatory and corporate approvals, including applicable Indian foreign investment reporting; and (iv) escrowed amounts for the stage reaching the stage requirement of approximately US$8,210,000 for the Company stage.

3.3. The deposits paid by or on behalf of the Purchaser into escrow pursuant to the Preliminary Offer Documents shall stand credited toward the Consideration at Closing. If this Agreement terminates without Closing, such deposits shall be dealt with in accordance with the terms on which they were paid.

4. CONDITIONS PRECEDENT

4.1. Closing is conditional on the satisfaction, or waiver by the Party entitled to the benefit thereof, of each of the following conditions: (a) the right of first refusal of Maier and Mikeldi in respect of the Sale Shares having been waived, or having expired unexercised, in accordance with the joint venture arrangements and the articles of association of the Company; (b) to the extent any consent of Maier, Mikeldi, or the Company is required under the shareholders agreement, the technology licensing arrangements, or the technical assistance arrangements of the Company in connection with the change in ownership of the Sale Shares, such consent having been obtained and remaining in effect; (c) the board of directors and, to the extent required, the shareholders of each of the Seller and the Purchaser having approved the transactions contemplated by this Agreement, and the board of directors of the Company having approved the transfer of the Sale Shares and taken the corporate actions required to register the transfer; (d) all regulatory requirements applicable to the transfer having been complied with, including compliance by the Purchaser with Indian foreign direct investment policy applicable to downstream investment by a foreign owned and controlled Indian company and the making of the filings and reports required under FEMA, including Form DI and, to the extent applicable, Form FC-TRS; (e) proceeds of the Offering in an amount not less than approximately US$8,210,000 for the Company stage having been received into escrow with the Escrow Agent; (f) the representations and warranties of the Seller in Section 6 and of the Purchaser in Section 7 being true and correct in all material respects as of the Closing; and (g) no order, injunction, or law prohibiting the transactions contemplated by this Agreement being in effect.

4.2. Each Party shall use commercially reasonable efforts to procure the satisfaction of the conditions in Section 4.1 as promptly as practicable and in any event on or before the Long Stop Date, and shall keep the other Parties informed of progress.

5. CLOSING

5.1. Closing shall take place remotely, or at such place as the Parties agree, on the fifth Business Day after satisfaction or waiver of the last of the conditions in Section 4.1, or on such other date as the Parties agree in writing, provided that Closing shall occur on or before the Long Stop Date.

5.2. At Closing: (a) the Seller shall deliver to the Purchaser duly executed instruments of transfer in respect of the Sale Shares, including Form SH-4 or delivery instructions in dematerialized form, as applicable, together with the related share certificates or demat confirmations; (b) the Purchaser shall pay, or procure the payment of, the Consideration in accordance with Section 3.2, after credit for the deposits referred to in Section 3.3; (c) the Seller and the Purchaser shall procure that the board of directors of the Company approves the registration of the transfer of the Sale Shares to the Purchaser and updates the register of members accordingly; and (d) the Parties shall execute and deliver such other documents, and take such other actions, as are reasonably required to complete the transfer, including the filings referred to in Section 4.1(d).

6. REPRESENTATIONS AND WARRANTIES OF THE SELLER

6.1. The Seller represents and warrants to the Purchaser that, as of the date of this Agreement and as of the Closing: (a) the Seller is duly incorporated and validly existing under the laws of India and has full corporate power and authority to execute, deliver, and perform this Agreement; (b) this Agreement constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms; (c) the Seller is the sole legal and beneficial owner of the Sale Shares, the Sale Shares are fully paid, and, at Closing, the Sale Shares will be transferred free and clear of all Encumbrances other than the right of first refusal referred to in Recital (D), which will have been waived or will have expired unexercised at or prior to Closing; (d) the Sale Shares constitute 51 percent of the issued and paid up equity share capital of the Company; (e) the execution and performance of this Agreement by the Seller do not violate its constitutional documents, any agreement binding on it, or any applicable law; (f) no insolvency, winding up, or analogous proceedings are pending or threatened against the Seller; and (g) there is no litigation, arbitration, or governmental proceeding pending or, to the Seller's knowledge, threatened that challenges the Seller's ownership of the Sale Shares or seeks to restrain the transactions contemplated by this Agreement.

6.2. The Purchaser acknowledges that, except for the representations and warranties expressly set out in this Agreement, the Purchaser has relied on its own due diligence with respect to the Company, including the audited financial statements of the Company as of and for the years ended March 31, 2026 and March 31, 2025 and the other information furnished to the Purchaser.

7. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE CONFIRMING PARTY

7.1. The Purchaser represents and warrants to the Seller that: (a) it is duly incorporated and validly existing under the laws of India and has full corporate power and authority to execute, deliver, and perform this Agreement; (b) this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms; and (c) subject to the release of escrowed proceeds of the Offering as described in Section 3.2, the Purchaser will have at Closing the funds required to pay the Consideration.

7.2. The Confirming Party represents and warrants to the Seller that it is duly incorporated and validly existing under the laws of the State of Wyoming, and the Confirming Party undertakes to the Seller that, upon release from escrow of proceeds of the Offering attributable to the Company stage in accordance with the escrow arrangements, it will contribute such proceeds to the Purchaser, as equity share capital or other instruments permitted under Indian law and in compliance with FEMA and Indian foreign direct investment policy, in amounts sufficient to enable the Purchaser to pay the Consideration. The Confirming Party assumes no obligation under this Agreement other than as expressly stated in this Section 7.2 and Section 9.

8. LONG STOP DATE; TERMINATION

8.1. The "Long Stop Date" means August 31, 2026, or such later date as the Parties may agree in a written instrument signed by each of them.

8.2. If Closing has not occurred on or before the Long Stop Date, this Agreement shall terminate automatically with immediate effect, and no Party shall have any claim against any other Party under this Agreement, except in respect of rights and liabilities accrued prior to termination and except that Sections 3.3 (deposits), 10 (confidentiality), 11 (governing law and dispute resolution), and 12 (miscellaneous) shall survive termination.

8.3. This Agreement may also be terminated at any time prior to Closing by mutual written agreement of the Parties.

9. EXCLUSIVITY; CONDUCT PENDING CLOSING; JOINT VENTURE CONTINUITY

9.1. From the date of this Agreement until the earlier of Closing and termination of this Agreement, the Seller shall not, and shall procure that its affiliates and representatives do not, solicit, initiate, or engage in discussions or negotiations with any person other than the Purchaser and its affiliates with respect to the sale or transfer of the Sale Shares or any interest therein.

9.2. From the date of this Agreement until Closing, the Seller shall exercise its rights as a shareholder of the Company with a view to procuring that the Company carries on its business in the ordinary course consistent with past practice, and shall promptly notify the Purchaser of any matter of which the Seller becomes aware that constitutes a material adverse change in the business, assets, or financial condition of the Company.

9.3. The Parties acknowledge that, both before and after Closing, the Company will continue to operate under its existing shareholders agreement and governance arrangements with Mikeldi and under its existing technology licensing and technical assistance arrangements with the Maier group, and nothing in this Agreement transfers or modifies any right or obligation of Maier or Mikeldi. Following Closing, Mikeldi will continue to hold 49 percent of the equity share capital of the Company as a non controlling shareholder.

10. CONFIDENTIALITY; ANNOUNCEMENTS

10.1. Each Party shall keep confidential the terms of this Agreement and all information received from another Party in connection with it, except for disclosures required by applicable law or regulation, including the disclosure of this Agreement and its terms in, and the filing of this Agreement as an exhibit to, the offering statement and related filings of the Confirming Party with the United States Securities and Exchange Commission, which disclosures and filings each Party expressly authorizes, and disclosures to a Party's affiliates, directors, officers, employees, and professional advisers who need to know such information.

11. GOVERNING LAW; DISPUTE RESOLUTION

11.1. This Agreement is governed by, and shall be construed in accordance with, the laws of India.

11.2. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the Arbitration and Conciliation Act, 1996, by a sole arbitrator appointed jointly by the Parties or, failing agreement within 30 days, in accordance with that Act. The seat and venue of arbitration shall be New Delhi, India, and the language of the arbitration shall be English. The courts at New Delhi shall have exclusive supervisory jurisdiction.

12. MISCELLANEOUS

12.1. Notices. Notices under this Agreement shall be in writing and delivered by hand, by registered post, or by email to the registered or principal office of the receiving Party stated in this Agreement, or to such other address as a Party notifies to the others, and shall be deemed given on delivery.

12.2. Entire Agreement; Amendment. This Agreement, together with the documents referred to herein, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes the Preliminary Offer Documents except as provided in Section 3.3. This Agreement may be amended only by a written instrument signed by each Party.

12.3. Assignment. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties.

12.4. Costs. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with this Agreement. Stamp duty on the transfer of the Sale Shares shall be borne in accordance with applicable law.

12.5. Severability; Counterparts. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect. This Agreement may be executed in counterparts, including by electronic signature and exchange of executed copies by electronic transmission, each of which shall be deemed an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

UM AUTOCOMP PRIVATE LIMITED

/s/ Sushant Chhabra

Name and title: Sushant Chhabra, Authorized Representative

TEJASCORE TECHSYSTEM PRIVATE LIMITED

/s/ Yogesh Choudhary

Name and title: Yogesh Choudhary, Director

TEJASCORE TECHSYSTEMS INC., as Confirming Party

/s/ Yogesh Choudhary

Name and title: Yogesh Choudhary, Chief Executive Officer

EXTENSION OF LONG STOP DATE

under the Share Purchase Agreement dated July 16, 2026

relating to Alpha Maier Private Limited

This Extension of Long Stop Date (this "Extension") is entered into on July 30, 2026 by and among UM Autocomp Private Limited, Tejascore Techsystem Private Limited, and Tejascore Techsystems Inc., as confirming party, being the parties to the Share Purchase Agreement dated July 16, 2026 relating to 51 percent of the equity share capital of Alpha Maier Private Limited (the "Agreement"). Capitalized terms used and not defined in this Extension have the meanings given in the Agreement.

1. Pursuant to Section 8.1 of the Agreement, the Parties agree that the Long Stop Date is extended from August 31, 2026 to September 30, 2026.

2. Except as expressly amended by this Extension, the Agreement remains in full force and effect in accordance with its terms, and references in the Agreement to the Long Stop Date shall be read as references to September 30, 2026.

3. This Extension is governed by the laws of India and may be executed in counterparts, including by electronic signature and exchange of executed copies by electronic transmission.

IN WITNESS WHEREOF, the Parties have executed this Extension as of the date first written above.

UM AUTOCOMP PRIVATE LIMITED

/s/ Sushant Chhabra

Name and title: Sushant Chhabra, Authorized Representative

TEJASCORE TECHSYSTEM PRIVATE LIMITED

/s/ Yogesh Choudhary

Name and title: Yogesh Choudhary, Director

TEJASCORE TECHSYSTEMS INC., as Confirming Party

/s/ Yogesh Choudhary

Name and title: Yogesh Choudhary, Chief Executive Officer

SECOND EXTENSION OF LONG STOP DATE

under the Share Purchase Agreement dated July 16, 2026

relating to Alpha Maier Private Limited

This Second Extension of Long Stop Date (this "Second Extension") is entered into on August 18, 2026 by and among UM Autocomp Private Limited, Tejascore Techsystem Private Limited, and Tejascore Techsystems Inc., as confirming party, being the parties to the Share Purchase Agreement dated July 16, 2026 relating to 51 percent of the equity share capital of Alpha Maier Private Limited, as extended by the Extension of Long Stop Date dated July 30, 2026 (as so extended, the "Agreement"). Capitalized terms used and not defined in this Second Extension have the meanings given in the Agreement.

1. Pursuant to Section 8.1 of the Agreement, the Parties agree that the Long Stop Date, previously extended to September 30, 2026, is further extended to December 31, 2026, and all references in the Agreement to the Long Stop Date shall be construed accordingly.

2. Except as expressly amended by this Second Extension, the Agreement remains in full force and effect in accordance with its terms, including the exclusivity provisions, which continue through the Long Stop Date as extended hereby.

IN WITNESS WHEREOF, the Parties have executed this Second Extension as of the date first written above.

UM AUTOCOMP PRIVATE LIMITED

/s/ Sushant Chhabra

Name and title: Sushant Chhabra, Authorized Representative

TEJASCORE TECHSYSTEM PRIVATE LIMITED

/s/ Yogesh Choudhary

Name and title: Yogesh Choudhary, Director

TEJASCORE TECHSYSTEMS INC., as confirming party

/s/ Yogesh Choudhary

Name and title: Yogesh Choudhary, Chief Executive Officer